UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 18, 2021

NATURAL GAS SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
404 Veterans Airpark Lane, Suite 300
Midland, TX 79705
(Address of Principal Executive Offices)
(432) 262-2700
(Registrant's Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.01	NGS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers and Directors.

On March 18, 2021, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Natural Gas Service Group, Inc. (the “Company”) conducted its annual review of the compensation of our executive officers. In connection with that review, the Committee approved the base salary of Stephen C. Taylor, the Company’s President, Chairman and Chief Executive Officer, at $612,000 for 2021, unchanged from the previous year.

In addition, pursuant to the Committee’s review, the Company granted Mr. Taylor a restricted stock award totaling 109,212 shares of our common stock, as a portion of his long-term incentive reward. The closing price of the Company’s common stock on March 18, 2021, was $8.91 per share.

Additionally, pursuant to the Committee’s review, the Company awarded Mr. Taylor the balance of his long-term incentive award which is to be paid in three equal annual payments of $324,360 on the first, second and third anniversary of the date of the award. These amounts may be paid in cash or common stock at the discretion of the Board and are subject to the same vesting policies as the restricted stock portion of the award as set forth in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and standard award agreement.

As was the case last year, Mr. Taylor’s total long-term incentive award was split into a 50% cash and 50% stock component due to the dilutive nature of the Company’s stock at current market prices.

The Committee approved the base salary of James R. Hazlett, the Company’s Vice President of Technical Services, at $224,595, unchanged from the previous year. The Committee also granted a restricted stock award of 20,000 shares to Mr. Hazlett.

All of the restricted shares of the Company’s common stock for Mr. Taylor and Mr. Hazlett are subject to a three-year vesting requirement pursuant to which the award will vest in one-third annual increments beginning on the first anniversary of the grant date. However, the awards will be subject to acceleration in certain events (such as death or disability of the recipient employee, or a change of control in the Company followed by a good reason discharge event as set forth in the 2019 Plan).

Finally, the Committee reviewed the Company’s 2020 financial performance in connection with the annual metrics set by the Committee under the Company’s Annual Incentive Bonus Plan, and in connection therewith, determined that Messrs. Taylor and Hazlett earned $612,000 and $112,550, respectively, for achieving certain metrics set for 2020. Detailed information regarding these awards will be provided in the Company’s upcoming proxy statement for its 2021 annual meeting of shareholders.

In addition, the Board approved the annual compensation for our independent directors, including its annual grant of restricted stock awards, under our Independent Director Compensation Policy. For 2021, the Compensation Committee recommended, and the Board approved, a base fee for each independent director of $55,000 in cash and continuation with its annual equity award policy of $100,000 in value of restricted stock. However, because of the depressed nature of the energy industry and dilutive nature of the Company’s stock at current market prices, the Board determined to modify this year’s award into a 50/50 split of stock and cash. In connection therewith, each independent director was granted a restricted stock award of 5,612 common shares representing approximately $50,000 in value based on the March 18, 2021, closing share price of $8.91 per share and a restricted cash award of $50,000. Both of the restricted stock and cash awards vest one year from the date of grant and are subject to acceleration in certain events.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Date:	March 24, 2021
		By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer